UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2009

Ambassadors International, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	0-26420	91-1688605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1071 Camelback Street Newport Beach, CA	92660
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 759-5900

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On March 20, 2009, Joseph J. Ueberroth, age 39, resigned as President and Chief Executive Officer of Ambassadors International, Inc. to be effective as of April 1, 2009 and from the Board of Directors of Ambassadors International, Inc. and each of its subsidiaries (the “Company”) effective March 20, 2009.

Mr. Ueberroth resigned as a Class II Director of the Company. His term was set to expire at the Company’s 2009 Annual Meeting of Stockholders. Mr. Ueberroth’s resignation did not relate to any disagreement with the Company.

The vacancies in the Board of Directors of the Company created by the resignation of Mr. Ueberroth and the recent resignation of Mr. J. Fife Symington were not filled and the Board of Directors decreased the number of directors from six (6) to four (4).

The Company issued a press release announcing the resignation of Mr. Ueberroth, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

On March 24, 2009, the Board of Directors of the Company appointed Daniel J. Englander, age 39, to serve as a member of the Audit Committee to serve in accordance with the Bylaws of the Company and the charter of said Committee and until his successor is duly appointed and qualified.

On March 24, 2009, the Board of Directors of the Company appointed Arthur A. Rodney, age 67, to serve as a member of the Governance Committee to serve in accordance with the Bylaws of the Company and the charter of said Committee and until his successor is duly appointed and qualified.

Item 9.01 Exhibits.

(d) Exhibits

99.1	Press release dated March 24, 2009 issued by the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASSADORS INTERNATIONAL, INC.

Date: March 25, 2009

By: /s/ Laura L. Tuthill
Laura L. Tuthill
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 24, 2009 issued by the Registrant.

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